News Release

Document Security Systems, Inc. Nicole Acton Document Security Systems, Inc. 585-325-3610 Email: nicole@documentsecurity.com	Investor contact: Jeff Stanlis Hayden Communications, Inc. 602-476-1821 Email: jeff@haydenir.com

For Immediate Release

Document Security Systems Receives New Line of Credit to
Fund ECB Litigation

ROCHESTER, NY, May 8, 2008 – Document Security Systems, Inc. (AMEX: DMC) (“DMC”), a leader in proven, patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, announced today that it has received a $500,000 line of credit to fund the ongoing patent infringement and related lawsuits against the European Central Bank (“ECB”).

Mr. Robert Fagenson, Chairman of the Board of Directors of Document Security Systems, commented, “As discussed at our annual shareholders meeting, we have secured a partner to assist with the prosecution of our patent infringement and related litigations against the ECB. We believe this interim financing represents the first of a series of steps we will announce in the coming months regarding the ECB litigation. To be sure, we have been approached by a number of sources interested in partnering with us for this endeavor. These potential partners believe in the merits of our case, particularly following our victories in Germany and The Netherlands. After careful deliberation we have agreed to this initial transaction, providing immediate funds to accelerate the legal process. We are also discussing additional steps with this and other sources to put in place long-term resources to effectively see this litigation to its eventual conclusion. Document Security Systems remains committed to preserving the rights of our shareholders and protecting our intellectual property from its theft and inappropriate use by others, including the ECB.”

Taiko III Corp., a newly formed New York-based corporation, will provide the line of credit to DMC. In addition, management of DMC and Taiko are discussing a more comprehensive arrangement for the long-term financing of the litigations.

Interest shall accrue on the unpaid principal amount at a 6% annual rate. The outstanding principal amount may be prepaid by DMC, in whole but not in part and including the full interest through the maturity of the loan, at its option so long as DMC provides Taiko III with prior written notice of such prepayment. The term of the line of credit is 364 days. In addition, the loan can be repaid by DMC, at the discretion of Taiko III if DMC had defaulted under the credit facility, by using DMC common stock at a discount to the market value at the time of the repayment.

About Document Security Systems, Inc.
A rapidly growing security technology company, Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The Company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

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Document Security Systems Receives New Line of Credit to Fund ECB Litigation
May 8, 2008

Safe Harbor Statement
This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions, expected future developments and other factors which the Company believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

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